UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                               FORM 10-SB

                    GENERAL FORM FOR REGISTRATION OF
                  SECURITIES OF SMALL BUSINESS ISSUERS
   Under Section 12(b) or (g) of The Securities Exchange Act of 1934


                       PINECREST  VENTURES  INC.
       -------------------------------------------------------
          (Name of Small Business Issuer in its charter)


              NEVADA                                 98-0353004
-------------------------------------       -------------------------------
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
 incorporation or organization)

4655 MONCTON STREET, RICHMOND, BC CANADA              V7E  3A8
-------------------------------------       -------------------------------

Issuer's telephone number:    (604) 272 - 0105
                           ---------------------

Securities to be registered pursuant to Section 12(b) of the Act:

     NOT APPLICABLE                                 NOT APPLICABLE
-------------------------------------       -------------------------------

  (Title of Class)                         (Name of exchange on which class
                                                    is to be registered)

Securities to be registered pursuant to Section 12(g) of the Act:

                   COMMON STOCK, PAR VALUE $0.001 PER SHARE
         ---------------------------------------------------------
                             (Title of Class)






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PINECREST VENTURES, INC.
4655 Moncton Street
Richmond, BC  V7E 3A8
Tel: (604) 272 - 0105  Fax: (604) 272 - 0415


August 13, 2003


United States Securities and Exchange Commission
450  5th Street NW
Mail Stop 0405
Washington, DC
20549  USA


Attention:     Mr. H. Roger Schwall, Assistant Director
               Office of Small Business


Dear Mr. Schwall:

Re:	  Pinecrest Ventures, Inc.
	  Registration Statement of Form 10-SB
	  File No. 000-50319
          Filed June 20, 2003

We write to inform you that we are withdrawing our registration statement of Form 10SB filed June 20, 2003.


Sincerely,

PINECREST VENTURES, INC.

/s/ ELSTON  JOHNSTON

Elston Johnston
President